Bennett Jones LLP

4500 Bankers Hall East, 855 2nd Street SW
Calgary, Alberta, Canada T2P 4K7
Tel: 403.298.3100 Fax: 403.265.7219
www.bennettjones.ca

CALGARY • TORONTO • EDMONTON

January 11, 2008
Ausam Energy Corporation
1430, 1122 — 4 St. S.W.
Calgary, AB T2R 1M1
To whom it may concern:
With respect to the Registration Statement on Form S-1 (the “Registration Statement”) File No. 333-146853 filed by Ausam Energy Corporation, an Alberta, Canada corporation (the “Corporation”), with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, common shares of the Corporation (the “Common Shares”), we, as your counsel, have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion.
Based on the foregoing examination and review, we advise you that, when:
1.	the Registration Statement has become effective under the Securities Act of 1933, as amended, and applicable state securities or blue sky laws have been complied with; and

2.	the Common Shares have been issued and sold as contemplated in the Registration Statement, the Common Shares will be validly authorized and issued as fully paid and non-assessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.
Yours truly,

/s/ Bennett Jones LLP